Exhibit 99.1

EDITORIAL CONTACT:	PRGP06016

Amy Flores
+ 650 752 5303
amy_flores@agilent.com

Agilent Technologies Names Paul N. Clark to Board of Directors

PALO ALTO, Calif., May 17, 2006 — Agilent Technologies, Inc. (NYSE: A) has appointed Paul N. Clark to its board of directors. Clark is the chairman, president and CEO of ICOS Corporation, a healthcare products manufacturer based in Bothell, Wash.

Prior to joining ICOS, Clark served as executive vice president and board member of Abbott Labs, and held executive positions with Marion Laboratories and Sandoz Pharmaceuticals.

James Cullen, non-executive chairman of Agilent’s Board said, “Paul brings to our board a strong background in the life sciences and pharmaceutical industries, which will be a great asset to us as we continue to pursue growth opportunities in the $20 billion bio-analytical market. We welcome Paul to Agilent, and look forward to his contributions as our newest board member.”

Clark, 59, holds a Bachelor of Science in Finance from the University of Alabama and a master’s in business administration from the Tuck School of Business at Dartmouth. He currently serves on the boards of Swedish Hospital, Washington CEO Roundtable, the University of Washington Business School, and the Western Golf Association/Evans Scholars Foundation.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 20,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements relating to the benefits of Mr. Clark’s background to growth opportunities for the company in the bio-analytical market and the size of the bio-analytical market) that involve risks and uncertainties that could cause results of Agilent Technologies to differ materially from management’s current expectations. These risks are detailed in Agilent’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended Jan. 31, 2006. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

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